STORAGE TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (In thousands, except per share amounts)
                                             (Unaudited)

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                                                     QUARTER ENDED                       NINE MONTHS ENDED
                                              ----------------------------            ---------------------------
                                               SEPTEMBER 25, SEPTEMBER 26,            SEPTEMBER 25, SEPTEMBER 26,
                                                   1998         1997                      1998          1997
                                              ----------------------------            ---------------------------
    .........................................
BASIC  (A)
Earnings:
   Net income ...............................    $ 50,623       $ 54,530                 $145,623       $148,103
                                                 ========       ========                 ========       ========


Shares:
   Weighted average shares outstanding ......     102,178        123,189                  105,242        122,890
                                                 ========       ========                 ========       ========


Earnings per share:
   Basic earnings per share .................    $   0.50       $   0.44                 $   1.38       $   1.21
                                                 ========       ========                 ========       ========



DILUTED  (A)
Earnings:
   Net income ...............................    $ 50,623       $ 54,530                 $145,623       $148,103
   Adjustment for interest and amortization
     of debt issue costs on 8% Convertible
     Debentures, net of estimated tax effects                                                                255
                                                 --------       --------                 --------       --------
   Net income, as adjusted ..................    $ 50,623       $ 54,530                 $145,623       $148,358
                                                 ========       ========                 ========       ========


Shares:
   Weighted average shares outstanding ......     102,178        123,189                  105,242        122,890
   Dilutive effect of outstanding options
     (as determined under the treasury
     stock method) ..........................       2,545          2,007                    2,788          1,829
   Adjustment for shares issuable upon
     assumed conversion of 8% Convertible
     Debentures .............................                                                                385
                                                 --------       --------                 --------       --------
   Weighted-average and dilutive
     potential shares .......................     104,723        125,196                  108,030        125,104
                                                 ========       ========                 ========       ========


Earnings per share:
   Diluted earnings per share ...............    $   0.48       $   0.44                 $   1.35       $   1.19
                                                 ========       ========                 ========       ========



(A)  Earnings per share has been restated to reflect the effect of the 2-for-1 stock split in the form of a stock dividend on June 26, 1998.


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